Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-213265

Pricing Supplement No. 2

(To Prospectus dated November 4, 2016, Series A

Prospectus Supplement dated November 4, 2016 and

Product Supplement STOCK-1 dated November 30, 2016)

December 2, 2016

$1,425,000

BofA Finance LLC

Contingent Income Auto-Callable Notes Linked to the Least Performing of Three Common Equity Securities,

due March 9, 2018

Fully and Unconditionally Guaranteed by Bank of America Corporation

•	The notes are unsecured senior notes issued by BofA Finance LLC (“BofA Finance”), a direct, wholly-owned subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”), which are fully and unconditionally guaranteed by the Guarantor. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes.
•	The notes do not guarantee a full return of your principal at maturity, and you could lose up to 100% of your principal.
•	The notes will mature on March 9, 2018, unless previously called.
•	The payment on the notes will depend on the individual performance of the common stock of Bristol-Myers Squibb Company (Bloomberg symbol: BMY UN), the common stock of Eli Lilly and Company (Bloomberg symbol: LLY UN) and the common stock of Merck & Co., Inc. (Bloomberg symbol: MRK UN) (each, an “Underlying Stock,” and collectively, the “Underlying Stocks”).
•	If, on any Observation Date, the Observation Level of each Underlying Stock is greater than or equal to its Downside Threshold Level, we will pay a Contingent Quarterly Payment of $25.00 per $1,000 in principal amount (2.50% of the principal amount) on the applicable Contingent Payment Date (each as defined below).
•	Prior to the maturity date, if the Observation Level of each Underlying Stock is greater than or equal to its Initial Level on any Observation Date, the notes will be automatically redeemed, in whole but not in part, at 100% of the principal amount, together with the Contingent Quarterly Payment with respect to that Observation Date. No further amounts will be payable following an early redemption.
•	At maturity, the amount you will be entitled to receive per $1,000 in principal amount of the notes (the “Redemption Amount”) will depend on the individual performance of each Underlying Stock. If the notes are not automatically redeemed prior to maturity, the Redemption Amount will be determined as follows:
•	If the Final Level of each Underlying Stock is greater than or equal to its Downside Threshold Level, the Redemption Amount will equal the principal amount plus the Contingent Quarterly Payment with respect to the final Observation Date.
•	If the Final Level of any Underlying Stock is less than its Downside Threshold Level, we will deliver to you a number of shares of the Least Performing Stock equal to the product of its Exchange Ratio multiplied by its Price Multiplier as of the final Observation Date (each as defined below), or at our option, the cash value of those shares. In this case, the Redemption Amount, as of the final Observation Date, will be worth less than 65% of the principal amount and could be zero.
•	The “Downside Threshold Level” with respect to each Underlying Stock is 65% of its Initial Level, rounded to two decimal places.
•	The “Least Performing Stock” will be the Underlying Stock with the lowest Underlying Return (as defined below).
•	The “Observation Dates” are March 2, 2017, June 2, 2017, September 5, 2017, December 4, 2017 and March 2, 2018, subject to postponement as described in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” of product supplement STOCK-1.
•	The “Contingent Payment Date” will be the third business day following the relevant Observation Date.
•	The notes will be issued in denominations of $1,000 and whole multiples of $1,000.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 09709TAB7.
•	The initial estimated value of the notes is less than the public offering price. As of December 2, 2016 (the “pricing date”), the initial estimated value of the notes is $965 per $1,000 in principal amount. See “Summary” beginning on page PS-3 of this pricing supplement, “Risk Factors” beginning on page PS-9 of this pricing supplement and “Structuring the Notes” on page PS-21 of this pricing supplement for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
•	The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

	Per Note	Total
Public Offering Price	100.00%	$1,425,000.00
Underwriting Discount	1.75%	$24,937.50
Proceeds (before expenses) to BofA Finance	98.25%	$1,400,062.50

The notes and the related guarantee of the notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-9 of this pricing supplement, page PS-5 of the accompanying product supplement, page S-4 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus. You may lose some or all of your principal amount in the notes. None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form only through The Depository Trust Company on December 9, 2016 against payment in immediately available funds.

BofA Merrill Lynch

Selling Agent

TABLE OF CONTENTS

Page

SUMMARY	pS-3
RISK FACTORS	pS-9
DESCRIPTION OF THE NOTES	pS-13
THE UNDERLYING STOCKS	pS-16
SUPPLEMENT TO THE PLAN OF DISTRIBUTION; ROLE OF MLPF&S AND CONFLICTS OF INTEREST	pS-20
STRUCTURING THE NOTES	pS-21
VALIDITY OF THE NOTES	pS-21
U.S. FEDERAL INCOME TAX SUMMARY	pS-22

PS-2

SUMMARY

The Contingent Income Auto-Callable Notes Linked to the Least Performing of Three Common Equity Securities, due March 9, 2018 (the “notes”) are our senior debt securities. Any payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured senior debt, and the related guarantee will rank equally with all of BAC’s other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. Unless earlier called, the notes will mature on March 9, 2018.

If, on any Observation Date, the Observation Level of each Underlying Stock is greater than or equal to its Downside Threshold Level, we will pay a Contingent Quarterly Payment of $25.00 per $1,000 in principal amount of the notes (2.50% of the principal amount) on the applicable Contingent Payment Date. The notes will be automatically called on the relevant quarterly Observation Date if the Observation Level of each Underlying Stock is greater than or equal to its Initial Level on that Observation Date, at an amount equal to the sum of the principal amount plus the Contingent Quarterly Payment with respect to that Observation Date. If the notes are not called prior to maturity, and if the Final Level of each Underlying Stock is greater than or equal to its Downside Threshold Level, we will pay to you at maturity the principal amount plus the final Contingent Quarterly Payment. If the Final Level of any Underlying Stock is less than its Downside Threshold Level, we will deliver to you a number of shares of the Least Performing Stock equal to the product of its Exchange Ratio multiplied by its Price Multiplier as of the final Observation Date, or at our option, the cash value of those shares. In that case, you will not receive the final Contingent Quarterly Payment. The notes are not traditional debt securities and it is possible that the notes will not pay any Contingent Quarterly Payments, and you may lose some or all of your principal amount at maturity.

Payments on the notes, including any Contingent Quarterly Payments, depend on the credit risk of BofA Finance and BAC and on the performance of the Underlying Stocks. The economic terms of the notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements it enters into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charges described below, reduced the economic terms of the notes to you and the initial estimated value of the notes. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes as of the pricing date.

The initial estimated value of the notes as of the pricing date is set forth on the cover page of this pricing supplement. For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” beginning on page PS-9 and “Structuring the Notes” on page PS-21.

Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Term:	15 months, if not previously called.
Issue Date:	December 9, 2016
Maturity Date:	March 9, 2018
Underlying Stocks:	The common stock of Bristol-Myers Squibb Company (Bloomberg symbol: BMY UN), the common stock of Eli Lilly and Company (Bloomberg symbol: LLY UN) and the common stock of Merck & Co., Inc. (Bloomberg symbol: MRK UN). See the section entitled “The Underlying Stocks” beginning on page PS-16 of this pricing supplement.
PS-3

Automatic Call:	All (but not less than all) of the notes will be automatically called if the Observation Level of each Underlying Stock is greater than or equal to its Initial Level on any Observation Date. If the notes are automatically called, the Early Redemption Payment will be paid on the applicable Contingent Payment Date.
Early Redemption Payment:	The sum of the principal amount plus the Contingent Quarterly Payment with respect to the applicable Observation Date.
Contingent Quarterly Payment:	If, on any Observation Date, the Observation Level of each Underlying Stock is greater than or equal to its Downside Threshold Level, we will pay a Contingent Quarterly Payment of $25.00 per $1,000 in principal amount (2.50% of the principal amount) on the applicable Contingent Payment Date. Accordingly, the maximum return on the notes is equal to 10% per annum.
Redemption Amount:	If the notes have not been automatically called, the Redemption Amount per note will be:
•	if the Final Level of each Underlying stock is greater than or equal to its Downside Threshold Level, the principal amount plus the Contingent Quarterly Payment with respect to the final Observation Date.
•	if the Final Level of any Underlying Stock is less than its Downside Threshold Level, the number of shares of the Least Performing Stock equal to the product of its Exchange Ratio multiplied by its Price Multiplier as of the final Observation Date, or at our option, the Cash Delivery Amount. If we elect to deliver shares of the Least Performing Stock, fractional shares will be paid in cash.
Initial Level:	BMY: $55.96 LLY: $67.71 MRK: $61.13
Observation Level:	The Closing Market Price of an Underlying Stock on the applicable Observation Date, multiplied by its Price Multiplier as of that day.
Final Level:	The Closing Market Price of an Underlying Stock on the final Observation Date, multiplied by its Price Multiplier as of that day.
Downside Threshold Level:

BMY: $36.37, which is 65% of its Initial Level, rounded to two decimal places.

LLY: $44.01, which is 65% of its Initial Level, rounded to two decimal places.

MRK: $39.73, which is 65% of its Initial Level, rounded to two decimal places.

Least Performing Stock:	The Underlying Stock with the lowest Underlying Return.
Underlying Return:	With respect to each Underlying Stock,
Exchange Ratio:	With respect to each Underlying Stock, the principal amount of $1,000 per note divided by its Initial Level.
Price Multiplier:	With respect to each Underlying Stock, 1, subject to adjustment for certain corporate events relating to that Underlying Stock described in the product supplement under “Description of the Notes—Anti-Dilution Adjustments.”
Cash Delivery Amount:	The product of the Exchange Ratio of the Least Performing Stock multiplied by its Final Level.
PS-4

Observation Dates:	March 2, 2017, June 2, 2017, September 5, 2017, December 4, 2017 and March 2, 2018, subject to postponement as set forth in the product supplement, in the section “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates.”
Contingent Payment Dates:	The third business day following the relevant Observation Date. The final Contingent Quarterly Payment will be paid on the maturity date, if payable.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), an affiliate of BofA Finance.
Selling Agent:	MLPF&S

You should read carefully this entire pricing supplement, product supplement, prospectus supplement, and prospectus to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this pricing supplement is inconsistent with the product supplement, prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of us, the Guarantor or any selling agent is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this pricing supplement, the accompanying product supplement, prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement, prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).

The above documents may be accessed at the following links:

•	Product supplement STOCK-1 dated November 30, 2016:

https://www.sec.gov/Archives/edgar/data/70858/000119312516780826/d304271d424b2.htm

•	Series A MTN prospectus supplement dated November 4, 2016 and prospectus dated November 4, 2016:

https://www.sec.gov/Archives/edgar/data/70858/000119312516760144/d266649d424b3.htm

PS-5

Hypothetical Payments on the Notes

The examples below illustrate hypothetical payments on the notes on a $1,000 investment in the notes for a range of Observation Levels or Final Levels of the Underlying Stocks.

The examples are based on the Contingent Quarterly Payment of $25.00 per note, a hypothetical Initial Level of $100 for each Underlying Stock, a hypothetical Downside Threshold Level of $65 for each Underlying Stock (65% of each Underlying Stock’s respective hypothetical Initial Level) and assume that the Price Multiplier of 1 for each Underlying Stock will not change during the term of the notes. The actual Initial Level and the Downside Threshold Level of each Underlying Stock are set forth on PS-4.

The hypothetical payments and examples set forth below are for illustrative purposes only and may not be the actual payments applicable to the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are called on the second Observation Date

Date	Observation Level	Payments (per Note)
First Observation Date	BMY: $110 (at or above Downside Threshold Level and Initial Level) LLY: $120 (at or above Downside Threshold Level and Initial Level) MRK: $50 (below Downside Threshold Level and Initial Level)	$0
Second Observation Date	BMY: $110 (at or above Downside Threshold Level and Initial Level) LLY: $120 (at or above Downside Threshold Level and Initial Level) MRK: $130 (at or above Downside Threshold Level and Initial Level)	$1,025.00 (Early Redemption Payment)
	Total Payment	$1,025.00 (a 2.50% return)

In this example, even though the Observation Levels of BMY and LLY are at or above their respective Initial Levels on the first Observation Date, because the Observation Level of MRK is below its Initial Level and its Downside Threshold Level, the notes are not automatically called and no Contingent Quarterly Payment with respect to the first Observation Date is paid.

Since the Observation Level of each Underlying Stock on the second Observation Date is greater than or equal to its Initial Level, the notes are called and the Contingent Quarterly Payment with respect to the second Observation Date will be paid. On the second Contingent Payment Date, we will pay the Early Redemption Payment of $1,025.00 per note (the sum of the principal amount plus the applicable Contingent Quarterly Payment), a 2.50% return on the notes. You will not receive any further payments on the notes.

PS-6

Example 2 — Notes are NOT called and the Final Level of each Underlying Stock is at or above its Downside Threshold Level.

Date	Observation Level/ Final Level	Payments (per Note)
First through Fourth Observation Dates

BMY: various (all at or above Downside Threshold Level; but below Initial Level)

LLY: various (all at or above Downside Threshold Level; but below Initial Level)

MRK: various (all at or above Downside Threshold Level; but below Initial Level)

$100.00 (Aggregate Contingent Quarterly Payments)
Final Observation Date	BMY: $120 (at or above Downside Threshold Level and Initial Level) LLY: $125 (at or above Downside Threshold Level and Initial Level) MRK: $130 (at or above Downside Threshold Level and Initial Level)	$1,025.00 (Redemption Amount)
	Total Payment	$1,125.00 (a 12.50% return, which is equivalent to 10.00% per annum)

This example illustrates that the notes will not be automatically called if the Observation Level of any Underlying Stock is below its Initial Level on each of the first four Observation Dates. However, because the Observation Level of each Underlying Stock on each of the first four Observation Dates is at or above its Downside Threshold Level, the Contingent Quarterly Payments with respect to those Observation Dates are paid.

Since the notes are not called and the Final Level of each Underlying Stock is at or above its Downside Threshold Level, at maturity, we will pay a total of $1,025.00 per note at maturity (the sum of the Redemption Amount plus the final Contingent Quarterly Payment). When added to the Contingent Quarterly Payments of $100.00 received in respect of the prior Observation Dates, we will have paid a total of $1,125.00 per note, a 12.50% return on the notes over the term of the notes (10.00% per annum).

PS-7

Example 3 — Notes are NOT called and the Final Level of one Underlying Stock is below its Downside Threshold Level.

Date	Observation Level / Final Level	Payments (per Note)
First through Fourth Observation Dates	BMY: various (all at or above Downside Threshold Level; but below Initial Level) LLY: various (all below Downside Threshold Level and Initial Level) MRK: various (all below Downside Threshold Level and Initial Level)	$0
Final Observation Date	BMY: $130 (at or above Downside Threshold Level and Initial Level) LLY: $50 (below Downside Threshold Level and Initial Level) MRK: $150 (at or above Downside Threshold Level and Initial Level)	10 shares of LLY (or cash amount of $500) (Redemption Amount)
	Total Payment	10 shares of LLY (or cash amount of $500) (a -50% return)

This example illustrates that we will not pay any Contingent Quarterly Payment on any Contingent Payment Date if the applicable Observation Level of any Underlying Stock is below its Downside Threshold Level, and that the notes will not be automatically called if the Observation Level of any Underlying Stock is below its Initial Level on each of the first four Observation Dates.

Since the notes are not called and the Final Level of LLY (the Least Performing Stock) is below its Downside Threshold Level, at maturity, we will pay 10 shares of LLY, which is equal to the Exchange Ratio of LLY (the principal amount of $1,000 divided by the hypothetical Initial Level of $100) multiplied by its Price Multiplier of 1 as of the final Observation Date. Or at our option, in lieu of delivering the shares, we may pay the Cash Delivery Amount of $500, which is equal to 10 multiplied by the hypothetical Final Level of $50. Since no Contingent Quarterly Payments are received in respect of the prior Observation Dates, you will suffer a 50% loss on the notes.

PS-8

risk factors

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

General Risks Relating to the Notes

Your investment may result in a loss; there is no guaranteed return of principal. The notes are not principal protected. There is no fixed repayment amount of principal on the notes at maturity. If the notes are not called and the Final Level of any Underlying Stock is below its Downside Threshold Level, we will deliver to you a number of shares of the Least Performing Stock equal to the product of its Exchange Ratio multiplied by its Price Multiplier as of the final Observation Date, or at our option, the cash value of those shares. In this case, the Redemption Amount, as of the final Observation Date, will be worth less than 65% of the principal amount and could be zero. As a result, depending on the performance of the Underlying Stocks, you may lose all or a substantial portion of your principal.

Your return on the notes is limited to the return represented by the Contingent Quarterly Payments, if any, over the term of the notes. Your return on the notes is limited to the contingent payments paid over the term of the notes, regardless of the extent to which the Final Level of any Underlying Stock exceeds its Downside Threshold Level or Initial Level. Similarly, the Redemption Amount payable at maturity or the Early Redemption Payment payable upon an automatic call will never exceed the principal amount and the applicable Contingent Quarterly Payment, regardless of the extent to which the Observation Level of any Underlying Stock exceeds its Initial Level or Downside Threshold Level.

The notes are subject to a potential automatic early redemption, which would limit your ability to receive the Contingent Quarterly Payments over the full term of the notes. The notes are subject to a potential automatic early redemption. Prior to maturity, the notes will be automatically called on any Observation Date if the Observation Level of each Underlying Stock is greater than or equal to its Initial Level. If the notes are redeemed prior to the maturity date, you will be entitled to receive the principal amount and the Contingent Quarterly Payment with respect to the applicable Observation Date. In this case, you will lose the opportunity to continue to receive Contingent Quarterly Payment after the date of early redemption. If the notes are redeemed prior to the maturity date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the notes.

You may not receive any Contingent Quarterly Payments. Investors in the notes will not necessarily receive Contingent Quarterly Payments on the notes. If the Observation Level of any Underlying Stock is less than its Downside Threshold Level on an Observation Date, you will not receive the Contingent Quarterly Payment applicable to that Observation Date. If the Observation Level of any Underlying Stock is less than its Downside Threshold Level on all the Observation Dates during the term of the notes, you will not receive any Contingent Quarterly Payment during the term of the notes, and will not receive a positive return on the notes.

If shares of the Least Performing Stock will be paid on the notes, you will be subject to the price fluctuation of the Least Performing Stock from the final Observation Date to the maturity date. If we choose to pay the Redemption Amount in shares of the Least Performing Stock, you will not receive those shares until maturity. If the price of the Least Performing Stock decreases from the final Observation Date to the maturity date, you will suffer a further loss on your investment in the notes.

Your return on the notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the notes, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

PS-9

Your investment return is limited and may be less than a comparable investment directly in the Underlying Stocks. Your return on the notes is limited to the return represented by the Conditional Quarterly Payments, if any, paid during the term of the notes. In contrast, a direct investment in the Underlying Stocks would allow you to receive the benefit of any appreciation in their value. Thus, any return on the notes will not reflect the return you would realize if you actually owned the Underlying Stocks and received the dividends paid or distributions made on them.

Payments on the notes are subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities, the payment on which will be fully and unconditionally guaranteed by the Guarantor. The notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of all payments on the notes will be dependent upon our ability and the ability of the Guarantor to repay our obligations under the notes on the applicable payment dates, regardless of how each Underlying Stock performs. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time during the term of the notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the prices of the Underlying Stocks, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the notes.

We are a finance subsidiary and, as such, will have limited assets and operations. We are a finance subsidiary of BAC and will have no assets, operations or revenues other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by BAC. As a finance subsidiary, to meet our obligations under the notes, we are dependent upon payment or contribution of funds and/or repayment of outstanding loans from BAC and/or its other subsidiaries. Therefore, our ability to make payments on the notes may be limited. In addition, we will have no independent assets available for distributions to holders of the notes if they make claims in respect of the notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders may be limited to those available under the related guarantee by BAC, and that guarantee will rank equally with all other unsecured senior obligations of BAC.

The public offering price you pay for the notes exceeds the initial estimated value. The initial estimated value of the notes that is provided in this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

The initial estimated value does not represent a minimum or maximum price at which we, the Guarantor, MLPF&S or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our and the Guarantor’s creditworthiness and changes in market conditions.

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the prices of the Underlying Stocks, the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to

PS-10

sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

We cannot assure you that a trading market for your notes will ever develop or be maintained. We will not list the notes on any securities exchange. We cannot predict how the notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the notes will depend on the Guarantor’s financial performance and other factors, including changes in the prices of the Underlying Stocks. The number of potential buyers of your notes in any secondary market may be limited. We anticipate that the selling agent will act as a market-maker for the notes, but none of us, the Guarantor or any selling agent is required to do so. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market. The selling agent may discontinue its market-making activities as to the notes at any time. To the extent that the selling agent engages in any market-making activities, it may bid for or offer the notes. Any price at which the selling agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time the selling agent were to cease acting as a market-maker as to the notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the notes could be sold likely would be lower than if an active market existed.

The payments on the notes will not reflect changes in the prices of the Underlying Stocks other than on the Observation Dates. Changes in the prices of the Underlying Stocks during the term of the notes other than on the Observation Dates will not affect the amount of payments on the notes or whether the notes will be called. The calculation agent will determine whether each Contingent Quarterly Payment is payable, or whether the notes will be called, and calculate the Redemption Amount, by comparing only the Initial Level or the Downside Threshold Level to the Observation Level or the Final Level for each Underlying Stock. No other prices of the Underlying Stocks will be taken into account. As a result, if the notes are not called prior to maturity, you will receive less than the principal amount at maturity even if the price of each Underlying Stock has increased at certain times during the term of the notes before decreasing to a value that is less than its Downside Threshold Level as of the final Observation Date.

Because the notes are linked to the least performing (and not the average performance) of the three Underlying Stocks, you may not receive any return on the notes and may lose some or all of your principal amount even if the Observation Level of one or more Underlying Stocks is always greater than or equal to its Downside Threshold Level. Your notes are linked to three Underlying Stocks, and a change in the price of one Underlying Stock may not correlate with changes in the price of the other two Underlying Stocks. Even if the Observation Levels of two Underlying Stocks are at or above their respective Downside Threshold Levels on an Observation Date, you will not receive the Contingent Quarterly Payment with respect to that Observation Date if the Observation Level of the other Underlying Stock is below its Downside Threshold Level on that day. In addition, even if the Final Levels of two Underlying Stocks are at or above their respective Downside Threshold Levels, you will lose at least 35% of your principal if the Final Level of the other Underlying Stock is below its Downside Threshold Level.

The Underlying Stocks are concentrated in one industry. All of the Underlying Stocks are issued by companies in the pharmaceutical sector. Although an investment in the notes will not give holders any ownership or other direct interests in the Underlying Stocks, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the pharmaceutical sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies in a broad range of sectors. In addition, because the Underlying Stocks are concentrated in one industry, their prices may increase or decrease at similar times and by similar magnitudes, and they may perform similarly over the term of the notes. You will be subject to risks relating to the relationship among the Underlying Stocks.

Adverse conditions in the pharmaceutical sector may reduce your return on the notes. All of the Underlying Stocks are issued by companies whose primary lines of business are directly associated

PS-11

with the pharmaceutical sector. The profitability of these companies is largely dependent on, among other things, demand for the companies’ products, safety of the companies’ products, regulatory influences on the pharmaceutical markets (including healthcare reform and receipt of regulatory approvals and compliance with complex regulatory requirements), pricing and reimbursement from third party payors, continued innovation and successful development of new products, talent attraction and retention, maintaining intellectual property rights and intense industry competition. Any adverse developments affecting the pharmaceutical sector could adversely affect the prices of the Underlying Stocks and, in turn, the value of the notes.

The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to a holder of the notes. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. Under the terms of the notes, you will have agreed with us to treat the notes as contingent income-bearing single financial contracts, as described under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income, gain or loss with respect to the notes may differ. No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

*     *     *

Investors in the notes should review the additional risk factors set forth beginning on page PS-5 of the product supplement prior to making an investment decision.

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DESCRIPTION OF THE NOTES

General

The notes will be part of a series of medium-term notes entitled “Medium-Term Notes, Series A” issued under the Senior Indenture, as amended and supplemented from time to time, among us, the Guarantor and The Bank of New York Mellon Trust Company N.A., as trustee. The Senior Indenture is more fully described in the prospectus supplement and prospectus. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with this pricing supplement.

Our payment obligations on the notes are fully and unconditionally guaranteed by the Guarantor. The notes will rank equally with all of our other unsecured senior debt from time to time outstanding. The guarantee of the notes will rank equally with all other unsecured senior obligations of the Guarantor. Any payments due on the notes, including any repayment of principal, are subject to our credit risk, as issuer, and the credit risk of BAC, as guarantor.

The notes will be issued in denominations of $1,000 and whole multiples of $1,000. You may transfer the notes only in whole multiples of $1,000.

Prior to maturity, the notes are not repayable at your option. The notes may be automatically called prior to maturity as described under “—Automatic Early Redemption.”

If any payment on the notes is due on a day that is not a business day, the payment will be postponed to the next business day, and no interest will be payable as a result of that postponement.

Contingent Quarterly Payment

If, on any Observation Date, the Observation Level of each Underlying Stock is greater than or equal to its Downside Threshold Level, we will pay the Contingent Quarterly Payment on the applicable Contingent Payment Date.

The “Contingent Quarterly Payment” is $25.00 per note (2.50% of the principal amount).

The “Downside Threshold Level” for each Underlying Stock (which is 65% of its Initial Level, rounded to two decimal places) is set forth on page PS-4 above.

The “Observation Dates” are March 2, 2017, June 2, 2017, September 5, 2017, December 4, 2017 and March 2, 2018, subject to postponement as described in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” of product supplement STOCK-1.

The “Contingent Payment Date” will be the third business day following the relevant Observation Date.

For so long as the notes are held in book-entry only form, we will pay the Contingent Quarterly Payment to the persons in whose names the notes are registered at the close of business one business day prior to each Contingent Payment Date. If the notes are not held in book-entry only form, the record dates will be the fifteenth day of the month prior to which the applicable payment date occurs.

Notwithstanding the foregoing, the Redemption Amount, including the final Contingent Quarterly Payment with respect to the final Observation Date, if payable, will be paid to the persons in whose names the notes are registered on the maturity date.

Automatic Early Redemption

The notes will be automatically called in whole, but not in part, prior to maturity if the Observation Level of each Underlying Stock on any Observation Date is greater than or equal to its Initial

PS-13

Level. Upon an early redemption, you will receive the Early Redemption Payment on the applicable Contingent Payment Date. You will not receive any additional payments on the notes after the early redemption date.

The “Early Redemption Payment” will be the principal amount of your notes, plus the Contingent Quarterly Payment with respect to the applicable Observation Date.

Redemption Amount

If your notes are not automatically called prior to maturity, then at maturity, subject to our credit risk as issuer of the notes and the credit risk of the Guarantor as guarantor of the notes, you will receive the Redemption Amount per note that you hold, denominated in U.S. dollars. The Redemption Amount per note will be calculated as follows:

•	If the Final Level of each Underlying Stock is greater than or equal to its Downside Threshold Level, the Redemption Amount will equal the principal amount plus the Contingent Quarterly Payment with respect to the final Observation Date.
•	If the Final Level of any Underlying Stock is less than its Downside Threshold Level, we will deliver to you a number of shares of the Least Performing Stock equal to the product of its Exchange Ratio multiplied by its Price Multiplier as of the final Observation Date, or at our option, the Cash Delivery Amount. If we elect to deliver shares of the Least Performing Stock, fractional shares will be paid in cash. In this case, the Redemption Amount, as of the final Observation Date, will be worth less than 65% of the principal amount and could be zero.

The “Least Performing Stock” will be the Underlying Stock that has the lowest Underlying Return.

The “Underlying Return” for each Stock will be equal to.

With respect to each Underlying Stock, the “Exchange Ratio” will be equal to the principal amount of $1,000 per note divided by its Initial Level.

With respect to each Underlying Stock, the “Price Multiplier” will be 1, subject to adjustment for certain corporate events relating to that Underlying Stock described in the product supplement under “Description of the Notes—Anti-Dilution Adjustments.”

The “Cash Delivery Amount” will be equal to the product of the Exchange Ratio of the Least Performing Stock multiplied by its Final Level.

Determining the Initial Level, the Observation Level and the Final Level of Each Underlying Stock

The “Initial Level” for each Underlying Stock is set forth on page PS-4 above.

The “Observation Level” for each Underlying Stock will be its Closing Market Price on the applicable Observation Date, multiplied by its Price Multiplier as of that day.

The “Final Level” for each Underlying Stock will be its Closing Market Price on the final Observation Date, multiplied by its Price Multiplier as of that day.

The “Price Multiplier” with respect to each Underlying Stock will be 1, subject to adjustment for certain corporate events relating to that Underlying Stock described in the product supplement under “Description of the Notes—Anti-Dilution Adjustments.”

The Observation Dates are subject to postponement as set forth in the product supplement, in the section “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates.”

PS-14

Events of Default and Acceleration

If an Event of Default, as defined in the Senior Indenture and in the section entitled “Events of Default and Rights of Acceleration” beginning on page 35 of the accompanying prospectus, with respect to the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the Senior Indenture will be equal to the amount described under the caption “—Redemption Amount,” calculated as though the date of acceleration were the maturity date of the notes and as though the final Observation Date were the fifth trading day prior to the date of acceleration. We will also determine whether the final Contingent Quarterly Payment is payable based upon the prices of the Underlying Stocks on that day; any such final Contingent Quarterly Payment may be prorated by the calculation agent to reflect the length of the final contingent payment period. In case of a default in the payment of the notes, whether at their maturity or upon acceleration, the notes will not bear a default interest rate.

PS-15

THE UNDERLYING STOCKS

We have derived the following information from publicly available documents. None of us, the Guarantor, MLPF&S or any of our other affiliates has independently verified the accuracy or completeness of the following information.

Because each Underlying Stock is registered under the Securities Exchange Act of 1934, the company issuing each Underlying Stock (each, an “Underlying Company” and, together, the “Underlying Companies”) is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to the applicable CIK number set forth below.

This document relates only to the notes and does not relate to any Underlying Stock or to any other securities of the Underlying Companies. None of us, the Guarantor, MLPF&S or any of our other affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, the Guarantor, MLPF&S or any of our other affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. None of us, the Guarantor, MLPF&S or any of our other affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure or failure to disclose material future events concerning an Underlying Company could affect the value of the applicable Underlying Stock and therefore could affect your return on the notes. The selection of the Underlying Stocks is not a recommendation to buy or sell the Underlying Stocks.

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Bristol-Myers Squibb Company

Bristol-Myers Squibb Company is a biopharmaceutical company. The company develops, licenses, manufactures, markets and sells pharmaceutical and nutritional products. Its products and experimental therapies address cancer, heart disease, HIV and AIDS, diabetes, rheumatoid arthritis, hepatitis, organ transplant rejection, and psychiatric disorders. This Underlying Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “BMY”. The company’s CIK number is 14272.

The following graph sets forth the daily historical performance of BMY in the period from January 2008 through the pricing date. This historical data on BMY is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the value of BMY during any period set forth below is not an indication that the value of BMY is more or less likely to increase or decrease at any time over the term of the notes. The horizontal line in the graph represents the Downside Threshold Level of $36.37, which is 65% of the Initial Level of $55.96 (rounded to two decimal places).

PS-17

Eli Lilly and Company

Eli Lilly and Company discovers, develops, manufactures and sells pharmaceutical products for humans and animals. Its products include neuroscience, endocrine, anti-infectives, cardiovascular agents, oncology, and animal health products. This Underlying Stock trades on the NYSE under the symbol “LLY”. The company’s CIK number is 59478.

The following graph sets forth the daily historical performance of LLY in the period from January 2008 through the pricing date. This historical data on LLY is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the value of LLY during any period set forth below is not an indication that the value of LLY is more or less likely to increase or decrease at any time over the term of the notes. The horizontal line in the graph represents the Downside Threshold Level of $44.01, which is 65% of the Initial Level of $67.71 (rounded to two decimal places).

PS-18

Merck & Co., Inc.

Merck & Co., Inc. is a health care company that delivers health solutions through its prescription medicines, vaccines, biologic therapies, animal health, and consumer care products, which it markets directly and through its joint ventures. The company has operations in pharmaceutical, animal health, and consumer care. This Underlying Stock trades on the NYSE under the symbol “LLY”. The company’s CIK number is 310158.

The following graph sets forth the daily historical performance of MRK in the period from January 2008 through the pricing date. This historical data on MRK is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the value of MRK during any period set forth below is not an indication that the value of MRK is more or less likely to increase or decrease at any time over the term of the notes. The horizontal line in the graph represents the Downside Threshold Level of $39.73, which is 65% of the Initial Level of $61.13 (rounded to two decimal places).

PS-19

Supplement to the Plan of Distribution; Role of MLPF&S

and Conflicts of Interest

MLPF&S, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, the offering of the notes will conform to the requirements of FINRA Rule 5121. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

MLPF&S will sell the notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the notes to one or more additional broker-dealers. MLPF&S has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the notes at the same discount.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

MLPF&S and any of our other broker-dealer affiliates, may use this pricing supplement, and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. The selling agent may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stocks and the remaining term of the notes. However, none of us, the Guarantor, MLPF&S or any of our other affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that any party will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

Any price that MLPF&S may pay to repurchase the notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

PS-20

STRUCTURING THE NOTES

The notes are our debt securities, the return on which is linked to the performance of the Underlying Stocks. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this document as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

In order to meet our payment obligations on the notes, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by MLP&S and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Stocks, the tenor of the notes and the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-9 above and “Supplemental Use of Proceeds” on page 16 of product supplement STOCK-1.

VALIDITY OF THE NOTES

In the opinion of McGuireWoods LLP, as counsel to BofA Finance and BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Note dated November 4, 2016 that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the notes and the related guarantee, such notes will be legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligations of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity.  This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date hereof.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated August 23, 2016, which has been filed as an exhibit to the Registration Statement of BofA Finance and BAC relating to the notes and the related guarantees initially filed with the Securities and Exchange Commission on August 23, 2016.

PS-21

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the notes are issued by us, they will be treated as if they were issued by Bank of America Corporation for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to Bank of America Corporation unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as contingent income-bearing single financial contracts linked to the Underlying Stocks and under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes in accordance with such characterization. In the opinion of our counsel Morrison & Foerster LLP, it is reasonable to treat the notes as contingent income-bearing single financial contracts linked to the Underlying Stocks. However, Morrison & Foerster LLP has advised us that it is unable to conclude that it is more likely than not that this treatment will be upheld. This discussion assumes that the notes constitute contingent income-bearing single financial contracts linked to the Underlying Stocks for U.S. federal income tax purposes. If the notes do not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the notes.

PS-22

We will not attempt to ascertain whether the issuer of any of the Underlying Stocks would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of any Underlying Stock were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the notes. You should refer to information filed with the SEC by the issuers of the Underlying Stocks and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of any Underlying Stock is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Although the U.S. federal income tax treatment of any Contingent Quarterly Payment on the notes is uncertain, we intend to take the position, and the following discussion assumes, that any Contingent Quarterly Payment constitutes taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting. By purchasing the notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any Contingent Quarterly Payment as described in the preceding sentence.

Upon receipt of a cash payment at maturity or upon a sale, exchange or redemption of the notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing any Contingent Quarterly Payment, which would be taxed as described above) and the U.S. Holder’s tax basis in the notes. A U.S. Holder’s tax basis in the notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the notes for more than one year. The deductibility of capital losses is subject to limitations.

If the notes are settled by physical delivery of a number of shares of Underlying Stock at maturity, although no assurances can be provided in this regard, a U.S. Holder may generally expect not to recognize gain or loss upon maturity and any cash payment of accrued contingent payment would be taxed as ordinary income (as described above). However, a U.S. Holder would generally be required to recognize gain or loss, if any, with respect to any cash received in lieu of fractional shares, equal to the difference between the cash received and the pro rata portion of the tax basis allocable to those fractional shares. Any such gain or loss would be treated as capital gain or loss. A U.S. Holder’s tax basis in the shares of Underlying Stock delivered would generally equal its tax basis in the notes. A U.S. Holder’s holding period for the shares of Underlying Stock delivered would begin on the day after the Underlying Stock is received. If a U.S. Holder receives cash instead of Underlying Stock upon maturity, such U.S. Holder will generally be taxed in the same manner as described in the preceding paragraph.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the notes. In particular, the IRS could seek to subject the notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity, or upon a sale, exchange, or redemption of the notes generally would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

In addition, it is possible that the notes could be treated as a unit consisting of a deposit and a put option written by the note holder, in which case the timing and character of income on the notes would be affected significantly.

The IRS released Notice 2008-2 (“Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” The scope of the Notice may extend to instruments similar to the notes. According to the Notice, the IRS and Treasury are considering whether a holder of such instruments should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance

PS-23

may affect the amount, timing and character of income, gain, or loss in respect of the notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the notes.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the IRS could seek to characterize the notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon sale, exchange or redemption of the notes should be treated as ordinary gain or loss.

It is possible that the IRS could assert that a U.S. Holder’s holding period in respect of the notes should end on the applicable Observation Date, even though such holder will not receive any amounts in respect of the notes prior to the redemption or maturity of the notes. In such case, if the applicable Observation Date is not in excess of one year from the original issue date, a U.S. Holder may be treated as having a holding period in respect of the notes equal to one year or less, in which case any gain or loss such holder recognizes at such time would be treated as short-term capital gain or loss.

Non-U.S. Holders

Because the U.S. federal income tax treatment of the notes (including any Contingent Quarterly Payment) is uncertain, we will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Quarterly Payment made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including, for the avoidance of doubt, any amounts representing accrued Contingent Quarterly Payment which would be subject to the rules discussed in the previous paragraph) from the sale, exchange or redemption of the notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange or redemption of the notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, or redemption and certain other conditions are satisfied.

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If a Non-U.S. Holder of the notes is engaged in the conduct of a trade or business within the U.S. and if any Contingent Quarterly Payment and gain realized on the sale, exchange, redemption, or settlement of the notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Contingent Quarterly Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% (or a lower rate under an applicable treaty) U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, may be treated as dividend equivalents. However, this withholding on “dividend equivalent” payments, if any, will not apply to equity-linked instruments issued before January 1, 2017. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate. Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a note.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

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